Exhibit 4.40
SHARE PURCHASE AGREEMENT
BY AND BETWEEN
AGRIA CORPORATION
AND
XUE ZHIXIN
July 13, 2010

TABLES OF CONTENTS

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on July 13, 2010, between Mr. Xue Zhixin (a Chinese citizen who ID number is 140102196210230813) (the “Seller”), and Agria Corporation, a company organized and existing under the laws of Cayman Islands (the “Purchaser”).
RECITALS:
WHEREAS, Primalights III Agriculture Development Co., Ltd. (the “Company”) is a company organized and existing under the laws of the People’s Republic of China (the “PRC”). Through its wholly-owned enterprise, Aero-Biotech Science & Technology Co., Ltd. (“Aero-Biotech”), a foreign-owned enterprise organized under the laws of the PRC, which entered into certain agreements with the Company on June 8, 2007 as set forth in Exhibit I attached hereto (the “Controlling Agreements”), the Seller exercises actual control over the Company and receives all of the economic benefits of the Company;
WHEREAS, the Seller legally owns 21,943,040 ordinary shares of the Purchaser; and
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 14,393,400 ordinary shares of the Purchaser owned by the Seller, representing 11.5% of the Purchaser’s issued shares (the “Transferred Shares”), subject to the terms and the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, agreements and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Certain Defined Terms
Aero-Biotech has the meaning specified in the recitals of this Agreement.
Affiliate means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by or is under common control with such specified person.
Agreement has the meaning specified in the preamble of this Agreement.
Closing has the meaning specified in Section 2.01.
Closing Date has the meaning specified in Section 2.03.

Company has the meaning specified in the recitals of this Agreement.
Controlling Agreements has the meaning specified in the recitals of this Agreement.
Equity Pledge Agreement means the equity pledge agreement entered into among and between the Company, the Company’s shareholders, namely, Li Juan, Qian Zhaohua, Xue Zhixin and Zhang Mingshe, and Aero-Biotech on June 8, 2007, as amended from time to time.
Exclusive Call Option has the meaning specified in Section 2.02.
Exclusive Call Option Agreement means the exclusive call option agreement entered into among and between the Company, the Company’s shareholders, namely, Li Juan, Qian Zhaohua, Xue Zhixin and Zhang Mingshe, and Aero-Biotech on June 8, 2007, as amended from time to time.
Exclusive Consultancy Service Agreement means the exclusive consultancy service agreement entered into between the Company and Aero-Biotech on June 8, 2007, as amended from time to time.
Exclusive Technology Development, Technology Support and Technology Service Agreement means the exclusive technology development, technology support and technology service agreement entered into between the Company and Aero-Biotech on June 8, 2007, as amended from time to time.
Governmental Authority means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, province, county, city or other political subdivision.
Law means any publicly promulgated applicable statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.
Lease Transfer Agreements have the meaning specified in Section 6.02.
Letter of Undertaking means the letter of undertaking signed by the Company’s shareholders, namely, Li Juan, Qian Zhaohua, Xue Zhixin and Zhang Mingshe on July 13, 2007, as amended from time to time.
Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.
Losses has the meaning specified in Section 7.01.
New Letter of Undertaking means the letter of undertaking in the form of attached hereto as Appendix F signed by Aero-Biotech.
Power of Attorney means the power of attorney signed by the Company’s shareholders, namely, Li Juan, Qian Zhaohua, Xue Zhixin and Zhang Mingshe on June 8, 2007, as amended from time to time.
PRC has the meaning specified in the recitals of this Agreement.

Proprietary Technology License Agreement means the proprietary technology agreement entered into between the Company and Aero-Biotech on June 8, 2007, as amended from time to time.
Purchaser has the meaning specified in the preamble of this Agreement.
Purchaser Indemnified Parties has the meaning specified in Section 7.01.
Seller has the meaning specified in the preamble of this Agreement.
Seller Indemnified Parties has the meaning specified in Section 7.02.
Transferred Shares has the meaning specified in the recitals of this Agreement.
ARTICLE II
PURCHASE AND SALE
SECTION 2.01. Purchase and Sale
Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Transferred Shares (i.e., 14,393,400 ordinary shares of the Purchaser), free and clear of any Liens except for restrictions of general applicability imposed by federal, state and foreign securities laws.
SECTION 2.02. Purchase Price
The purchase price for the Transferred Shares shall be the following:
The Purchaser shall cause Aero-Biotech to assign and transfer to the Seller all of all of its right, title and interest in, to and under, and delegates to the Seller all of its duties, liabilities and obligations under the Exclusive Call Option Agreement (the aforementioned right, title, interest, duties, obligations and liabilities, collectively, the “Exclusive Call Option”). The Seller accepts and assumes such Exclusive Call Option as the full consideration for the sale of the Transferred Shares, and agrees to be bound by the terms of the Exclusive Call Option Agreement.
SECTION 2.03. Closing
The Closing of the purchase and sale of Shares shall take place in Taiyuan, Shanxi Province, China on July 13, 2010, or later as agreed by the Seller and the Purchaser (the “Closing Date”).
SECTION 2.04. Deliveries at the Closing
At the Closing, the Seller shall deliver, or shall cause to be delivered, to Purchaser the following:
(i) original share certificates representing the Transferred Shares held by the Seller;
(ii) the bill of transfer evidencing the transfer of Transferred Shares by the Seller to the Purchaser;
(iii) documents required in Section 6.01 (a) to Section 6.01 (f).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser as follows:
SECTION 3.01. Authority to Execute and Perform this Agreement
The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite actions on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.
SECTION 3.02. Transferred Shares
The Seller legally and beneficially owns all of the Transferred Shares, and such Transferred Shares are free and clear of any Liens except for restrictions of general applicability imposed by federal, state and foreign securities laws (and contractual restrictions imposed by this Agreement, any lock-up agreements as is known or disclosed to the Purchaser). The Transferred Shares are not subject to any voting trust or other agreement, commitment or arrangement relating to the voting thereof.
SECTION 3.03. No Conflicts
The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not: (a) violate, conflict with or result in a breach of, or constitute a default (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any encumbrance on the Transferred Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Seller is bound; (b) violate or result in a breach of any Law applicable to the Seller. No consents, permits, waivers or authorizations of Governmental Authorities or other related parties are required for the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereunder by the Seller.
SECTION 3.04. Controlling Agreements
The Controlling Agreements remain valid, effective and binding as of the date of this Agreement. None of the Seller, the Company or the record shareholders of the Company: (i) committed any misconducts or any conducts that may cause any violation, conflict with or breach of, or default by the Company or its record shareholders under the Controlling Agreement; or (ii) entered into any contracts, agreements or arrangements related to any matter referred to in or contemplated by the Controlling Agreements outside of the control or the knowledge of the Purchaser. The Seller is not aware of any breach of fiduciary duty or other inappropriate conducts by any current or former directors and officers of the Purchaser or the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:
SECTION 4.01. Authority to Execute and Perform this Agreement
The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and upon coming into effect, this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
ARTICLE V
UNDERTAKINGS
SECTION 5.01. Confidentiality
The Seller agrees to keep this Agreement and the transactions contemplated under this Agreement strictly confidential and to cause its representatives, partners, consultants (including financial consultants, legal consultants and accountants) and its Affiliates to keep this Agreement and related negotiations strictly confidential. Further, the Seller agrees and undertakes that it shall not, without the consent of the Purchaser, disclose or permit the disclosure to any third party of any information relating to the existence of this Agreement or of any negotiations in relation to the same, or of any other matters referred to in or contemplated by this Agreement, save where disclosure is required by law, a stock exchange or other regulator, a court of competent jurisdiction or any Governmental Authority. The Seller agrees and undertakes that it shall not, directly or indirectly, make any explicit or implied comments that may have a negative impact on the reputation of the Purchaser or the Company or the share price of the Purchaser before and after the consummation of the transactions contemplated herein. Notwithstanding the foregoing, the Purchaser may, without the consent of the Seller, disclose or permit the disclosure to any third party of any information relating to the existence of this Agreement or of any negotiations in relation to the same, or of any other matters referred to in or contemplated by this Agreement as it deems appropriate.
SECTION 5.02. Consents and Approvals in relation to the Lease Transfer Agreements
The Seller will cause the Company to use its best efforts to obtain all consents, approvals and permits from third parties and Governmental Authorities required to effect the transactions contemplated under the Lease Transfer Agreements.

ARTICLE VI
CONDITIONS PRECEDENT
SECTION 6.01. Conditions Precedent to the Obligations of the Seller and the Purchaser
The obligations of the Seller and the Purchaser to complete the Closing, unless otherwise waived in writing by such party, are subject to the fulfillment of each of the following conditions on or before the Closing Date:
(a) the Seller and Aero-Biotech have signed the Assignment and Assumption Agreement regarding the Exclusive Call Option dated as of the date of this Agreement in the form of attached hereto as Appendix A;
(b) the Seller and Aero-Biotech have signed the Assignment and Assumption Agreement regarding the Exclusive Technology Development, Technology Support and Technology Service Agreement dated as of the date of this Agreement in the form attached hereto as Appendix B, pursuant to which, Aero-Biotech shall transfer and assign all its rights and obligations contained under the Exclusive Technology Development, Technology Support and Technology Service agreement;
(c) Aero-Biotech has signed and delivered the Termination Notice dated as of the date of this Agreement in the form attached hereto as Appendix C to terminate the Exclusive Consultancy Service Agreement;
(d) Aero-Biotech has signed and delivered the Termination Notice dated as of the date of this Agreement in the form attached hereto as Appendix D to terminate the Proprietary Technology License Agreement;
(e) Aero-Biotech has delivered the Termination Notice dated as of the date of this Agreement in the form attached hereto as Appendix E to terminate the Equity Pledge Agreement; and
(f) Aero-Biotech has signed the New Letter of Undertaking dated as of the date of this Agreement in the form attached hereto as Appendix F. Pursuant to the New Letter of Undertaking, Aero-Biotech shall undertake that to the extent that Aero-Biotech receives any dividends, interests or other distributions from the Company which are transferred by the Company’s shareholders pursuant to a Letter of Undertaking dated July 13, 2007, Aero-Biotech will transfer all of such amounts to Mr. Xue Zhixin.
SECTION 6.02. Conditions Precedent to the Purchaser’s Obligations
In addition to the conditions set forth in Section 6.01, the obligations of the Purchaser to complete the Closing, unless otherwise waived in writing by the Purchaser, are subject to the fulfillment of each of the following conditions on or before the Closing Date:
(a) the Seller shall have delivered the Transferred Shares;
(b) the representations and warranties of the Seller shall be true and correct on the Closing Date; and

(c) the Lease Transfer Agreements (the “Lease Transfer Agreements”) in the form attached hereto as Appendix G between the Company and the Purchaser or the company designated by the Purchaser shall have become effective.
SECTION 6.03. Conditions Precedent to the Seller’s Obligations
In addition to the conditions set forth in Section 6.01, the obligations of the Seller to complete the Closing, unless otherwise waived in writing by the Seller, are subject to the fulfillment of each of the following conditions on or before the Closing Date:
(a) the representations and warranties of the Purchaser shall be true and correct on the Closing Date.
ARTICLE VII
INDEMNIFICATION
SECTION 7.01. Indemnification by the Seller
The Seller agrees to promptly indemnify and hold harmless the Purchaser, and its officers, directors, partners, affiliates, attorneys and representatives (collectively, the “Purchaser Indemnified Parties”) from, against, for and in respect of and pay any and all damages, awards, judgments, assessments, fines penalties, charges, costs and expenses and other payments (the “Losses”) suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from (i) any material breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement; (ii) any violation, conflict with or breach of the organizational documents of the Company or the Controlling Agreements by the Company or the Seller; (iii) any violation, conflict with or breach of, or default by the Company or the Seller under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company, the Seller or any of their respective properties is bound; (iv) any violation or breach of any Law applicable to the Company, the Seller or any of their respective properties; or (v) any wrongful act committed by the Seller or the Company.
SECTION 7.02. Indemnification by the Purchaser
The Purchaser agrees to promptly indemnify and hold harmless the Seller, and its officers, directors, partners, affiliates, attorneys and representatives (collectively, the “Seller Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from any material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement.

ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01. Expenses
All costs and expenses, including but not limited to, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
SECTION 8.02. Termination
The Seller or the Purchaser may terminate this Agreement at any time before the Closing by mutual written consent.
SECTION 8.03. Notices
All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by confirmed telecopy (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Seller:

Xue Zhixin Address: 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province

Fax: 0351-4727112

If to the Purchaser:

Agria Corporation Address: 21/F Tower B, PingAn International Finance Center, 1-3 Xinyuan South Road, Chaoyang District, Beijing, China

Attn: Xie Tao

Fax: 010-84381003
SECTION 8.04. Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05. Amendment
This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.
SECTION 8.06. Governing Law, Arbitration
This Agreement shall be governed by, and construed in accordance with, the Laws of the New York State of the U.S., expect for its conflict laws. In the event that a dispute arises in connection with the interpretation or implementation of this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved through consultations within sixty (60) days after any party has served a written notice on the other parties requesting the commencement of consultations, then any party may submit the dispute for arbitration to the Hong Kong International Arbitration Centre in accordance with its rules in force at the time a particular dispute is submitted for arbitration, which rules shall be deemed to have been incorporated by reference into this clause. The Seller expressly consents to the jurisdiction of the Hong Kong International Arbitration Centre. The Chinese and English versions of this Agreement shall be referred to in the arbitration, and all proceedings in any such arbitration shall be conducted in English. The arbitration award shall be final, binding and non-appealable on the parties. The costs of arbitration shall be borne by the losing party or parties unless otherwise determined by the arbitration award. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement.
SECTION 8.07. Assignment and Succession
This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such party). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 8.08. Headings
The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 8.09. Language
This Agreement is written in the Chinese language.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Seller:
By:	/s/ Xue Zhixin
	Name:	Xue Zhixin

Purchaser: AGRIA CORPORATION
By:	/s/ Xie Tao
	Name:	Xie Tao
	Title:	Chief Executive Officer

EXHIBIT I CONTROLLING AGREEMENTS
1.	Power of Attorney

2.	Equity Pledge Agreement

3.	Exclusive Call Option Agreement

4.	Exclusive Technology Development, Technology Support and Technology Service Agreement

5.	Exclusive Consultancy Service Agreement

6.	Proprietary Technology License Agreement

7.	Letter of Undertaking

Appendix A:	Assignment and Assumption Agreement regarding the Exclusive Call Option Agreement

Appendix B:	Assignment and Assumption Agreement regarding the Exclusive Technology Development, Technology Support and Technology Service Agreement

Appendix C:	Termination Notice regarding the Exclusive Consultancy Service Agreement

Appendix D:	Termination Notice regarding the Proprietary Technology License Agreement

Appendix E:	Termination Notice regarding the Equity Pledge Agreement

Appendix F:	New Letter of Undertaking

Appendix G:	Lease Transfer Agreements